Filed Pursuant to Rule 433

Registration No. 333-149031

UNITEDHEALTH GROUP INCORPORATED

$250,000,000

FLOATING RATE NOTES DUE FEBRUARY 7, 2011

FINAL TERM SHEET

Dated February 4, 2008

Issuer:	UnitedHealth Group Incorporated
Ratings:	Baa1 / A- / A-
Note Type:	SEC Registered
Trade Date:	February 4, 2008
Settlement Date (T+ 3):	February 7, 2008
Maturity Date:	February 7, 2011
Principal Amount Offered:	$250,000,000
Price to Public (Issue Price):	100%
Interest Rate:	3-month U.S. LIBOR plus 1.30%
Interest Payment and Reset Dates:	February 7, May 7, August 7, and November 7, commencing May 7, 2008
Optional Redemption Provisions:	None
CUSIP:	91324PBL5
ISIN:	US91324PBL58
Joint Book-Runners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Co-Managers:	Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Lehman Brothers Inc.
Loop Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
The Williams Capital Group, L.P.
Other Terms:	Except as otherwise provided in Appendix A hereto, the floating rate notes will have the same terms, including the change of control offer and all covenants, and be subject to the same risks as the notes described in the Issuer’s Preliminary Prospectus Supplement dated February 4, 2008. In general, any reference to the term “notes” in the Preliminary Prospectus Supplement shall be deemed to include the floating rate notes.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 (toll free) or Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or J.P. Morgan Securities Inc. at 1-212-834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

APPENDIX A

Title, Principal Amount, Maturity and Interest

These notes, our 2011 notes, are designated as our floating rate notes due February 7, 2011. We may at any time and from time to time, without the consent of the existing holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes being offered under this prospectus supplement. Any such additional notes, together with the notes, will constitute a single series of securities under the senior indenture. No additional notes may be issued if an event of default under the senior indenture has occurred with respect to the notes. There is no limitation on the amount of other senior debt securities that we may issue under the senior indenture.

The 2011 notes will mature and become due and payable, together with any accrued and unpaid interest, on February 7, 2011.

The interest payable by us on a note on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the note is registered at the close of business on the applicable record date, whether or not a business day, immediately preceding the interest payment date.

The 2011 notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR (as defined below) plus 1.30%, as determined by the calculation agent. U.S. Bank National Association will initially act as the calculation agent for the 2011 notes. We will pay interest on the 2011 notes quarterly on each February 7, May 7, August 7 and November 7, and on the maturity date. The first interest payment date will be May 7, 2008. The regular record dates for payments of interest are the January 23, April 22, July 23 and October 23 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year for the actual number of days elapsed.

Interest on the 2011 notes will accrue from, and including, February 7, 2008, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date. We will refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay on a 2011 note for any interest period can be calculated by multiplying the face amount of the 2011 note by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from February 7, 2008, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or ..09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The calculation agent will set the initial interest rate for the 2011 notes on February 7, 2008, and will reset the interest rate on each interest payment date, each of which we will refer to as an “interest reset date.” The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

“LIBOR,” with respect to an interest period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a three-month maturity that appears on Reuters LIBOR01 at approximately 11:00 a.m., London time, on the interest determination date. If on an interest determination date, such rate does not appear on Reuters LIBOR01 at such time, or if Reuters LIBOR01 is not available on such date, the calculation agent will obtain such rate from Bloomberg’s page “BBAM.” If such rate does not appear on Reuters LIBOR01 or Bloomberg’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide a quotation of the rate (expressed as a percentage per annum) offered by it to prime banks in the London interbank market for three-month deposits in U.S. dollars in a principal amount of at least $1,000,000 at approximately 11:00 a.m., London time, on such interest determination date. If at least two such offered quotations are so provided, the rate for the interest period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide a quotation of the rate (expressed as a percentage per annum), offered by it for loans in U.S. dollars to leading European banks having a three-month maturity in a principal amount of at least $1,000,000 at approximately 11:00 a.m., New York City time, on such interest determination date. If at least two such rates are so provided, the rate for the interest period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the interest period will be the rate in effect with respect to the immediately preceding interest period.

“London business day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

“Reuters LIBOR01” means the Capital Markets Report Screen LIBOR01 of Reuters, or any successor service or page, for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

The interest rate on the 2011 notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The calculation agent will, upon the request of any holder of 2011 notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations of the calculation agent, in the absence of manifest error, will be conclusive for all purposes and binding on us and the holders of the 2011 notes. We may appoint a successor calculation agent with the written consent of the trustee under the senior indenture, which consent shall not be unreasonably withheld.

In the event that a payment of principal or interest is due on a date that is not a business day, we will make the payment on the next business day, but we will consider that payment as being made on the date that the payment was due to you, without any interest or other payment with respect to the delay. When we use the term business day we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close, provided that, with respect to the 2011 notes, the day is also a London business day.

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to the 2011 notes, the 2013 notes, the 2018 notes or the 2038 notes, unless we have exercised our option to redeem such notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the series of notes with respect to which such Change of Control Triggering Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the holders of the 2011 notes, to the holders of the 2013 notes, to the holders of the 2018 notes and/or to the holders of the 2038 notes, as the case may be, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

“Rating Event” shall mean (A) with respect to the 2011 notes, the rating on the 2011 notes is lowered by at least two of the three Rating Agencies and the 2011 notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, (B) with respect to the 2013 notes, the rating on the 2013 notes is lowered by at least two of the three Rating Agencies and the 2013 notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, (C) with respect to the 2018 notes, the rating on the 2018 notes is lowered by at least two of the three Rating Agencies and the 2018 notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies and (D) with respect to the 2038 notes, the rating on the 2038 notes is lowered by at least two of the three Rating Agencies and the 2038 notes are rated below an Investment Grade Rating by at least two of the Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the applicable notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

Book-Entry Issuance

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The 2011 notes, the 2013 notes, the 2018 notes and the 2038 notes will each be initially represented by a global note registered in the name of DTC or its nominee.

Filed Pursuant to Rule 433

Registration No. 333-149031

UNITEDHEALTH GROUP INCORPORATED

$550,000,000

4.875% NOTES DUE FEBRUARY 15, 2013

FINAL TERM SHEET

Dated February 4, 2008

Issuer:	UnitedHealth Group Incorporated
Ratings:	Baa1 / A- / A-
Note Type:	SEC Registered
Trade Date:	February 4, 2008
Settlement Date (T+3):	February 7, 2008
Maturity Date:	February 15, 2013
Principal Amount Offered:	$550,000,000
Price to Public (Issue Price):	99.695%
Interest Rate:	4.875%
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2008
Benchmark:	U.S. Treasury 2.875% due January 31, 2013
Benchmark Yield:	2.764%
Spread to Benchmark:	218 basis points
Re-offer Yield:	4.944%
Optional Redemption Provisions:
Make – Whole Call:	At any time at a discount rate of U.S. Treasury plus 30 basis points
CUSIP:	91324PBH4
ISIN:	US91324PBH47
Joint Book-Runners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Co-Managers:	Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Lehman Brothers Inc.
Loop Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 (toll free) or Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or J.P. Morgan Securities Inc. at 1-212-834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Filed Pursuant to Rule 433

Registration No. 333-149031

UNITEDHEALTH GROUP INCORPORATED

$1,100,000,000

6.000% NOTES DUE FEBRUARY 15, 2018

FINAL TERM SHEET

Dated February 4, 2008

Issuer:	UnitedHealth Group Incorporated
Ratings:	Baa1 / A- / A-
Note Type:	SEC Registered
Trade Date:	February 4, 2008
Settlement Date (T+3):	February 7, 2008
Maturity Date:	February 15, 2018
Principal Amount Offered:	$1,100,000,000
Price to Public (Issue Price):	99.909%
Interest Rate:	6.000%
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2008
Benchmark:	U.S. Treasury 4.250% due November 15, 2017
Benchmark Yield:	3.637%
Spread to Benchmark:	237.5 basis points
Re-offer Yield:	6.012%
Optional Redemption Provisions:
Make – Whole Call:	At any time at a discount rate of U.S. Treasury plus 35 basis points
CUSIP:	91324PBJ0
ISIN:	US91324PBJ03
Joint Book-Runners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Co-Managers:	Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Lehman Brothers Inc.
Loop Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 (toll free) or Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or J.P. Morgan Securities Inc. at 1-212-834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Filed Pursuant to Rule 433

Registration No. 333-149031

UNITEDHEALTH GROUP INCORPORATED

$1,100,000,000

6.875% NOTES DUE FEBRUARY 15, 2038

FINAL TERM SHEET

Dated February 4, 2008

Issuer:	UnitedHealth Group Incorporated
Ratings:	Baa1 / A- / A-
Note Type:	SEC Registered
Trade Date:	February 4, 2008
Settlement Date (T+3):	February 7, 2008
Maturity Date:	February 15, 2038
Principal Amount Offered:	$1,100,000,000
Price to Public (Issue Price):	98.475%
Interest Rate:	6.875%
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2008
Benchmark:	U.S. Treasury 4.75% due February 15, 2037
Benchmark Yield:	4.372%
Spread to Benchmark:	262.5 basis points
Re-offer Yield:	6.997%
Optional Redemption Provisions:
Make – Whole Call:	At any time at a discount rate of U.S. Treasury plus 40 basis points
CUSIP:	91324PBK7
US91324PBK75
Joint Book-Runners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Co-Managers:	Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Lehman Brothers Inc.
Loop Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 (toll free) or Citigroup Global Markets Inc. at 1-877-858-5407 (toll free) or J.P. Morgan Securities Inc. at 1-212-834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.